Harris & Harris Group Portfolio Company
HZO Raises $20 Million in

Growth Financing

NEW YORK, NY—July 1, 2014—Harris & Harris Group, Inc. (Nasdaq:TINY), an investor in transformative companies enabled by disruptive science, today announced that it has invested $2 million in portfolio company HZO, Inc.'s , $20 Million Series II Financing. The financing includes a broad spectrum of investors led by new investor Iron Gate Capital, LLC, with additional participation by current investors, as well as new investment by Translink Capital and Delta Electronics.

Doug Jamison, CEO of Harris & Harris Group, said, "We are pleased to be participating in HZO's Series II financing and to be investing beside a great group of new financial and strategic investors. This oversubscribed financing is further evidence of Harris & Harris Group’s ability to identify and cultivate early stage companies developing technology with large market potential.”

HZO’s proprietary liquid and corrosion protection technology is proven to protect electronic devices from short-term submersion in liquid, the most common accidental water exposure event. Today, the company protects everything from one of the world’s premier tablets to one of the best-selling fitness trackers. In addition to water, the technology repels oils, synthetic fluids, many hazardous materials, dust and dirt, and can be applied to almost any surface to provide protection against water, weather, and corrosion, rendering the total market opportunity virtually endless.

Michael Bartholomeusz, CEO of HZO, said, "We are grateful for the ongoing support from the Harris & Harris Group team, who were among the first to see our potential and participate in the first institutional investment in HZO in 2011. Since that time, we have used our financing to develop technologies that integrate into our partners’ manufacturing lines, so that it can be applied to thousands of parts per day, supporting large, high throughput production environments. With the support of Harris & Harris Group and our diversified Series II investors, we can execute on our growth plan and continue to build value in our company."

Harris & Harris Group will continue to have a representative on the HZO board of directors. Subsequent to the closing of the Series II financing, Harris & Harris Group will have an approximately 15 percent ownership stake.

About Harris & Harris Group

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com, on Facebook at www.facebook.com/harrisharrisvc and by following on Twitter @harrisandharrisgroup.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.

Press contact

Jessica Attanasio

Associate Vice President

Gregory FCA

Jessica@GregoryFCA.com

610-228-2112